Exhibit 99.1

Collegium Appoints Rita Balice-Gordon to its Board of Directors

STOUGHTON, Mass., September 25, 2020 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a specialty pharmaceutical company committed to being the leader in responsible pain management, today announced the appointment of Rita Balice-Gordon to its Board of Directors, effective September 24, 2020.

“Collegium is honored to welcome Rita to our Board of Directors,” said Mike Heffernan, Founder and Chairman of the Board of Collegium. “Rita’s impressive scientific expertise and industry experience will be incredibly valuable for the Company. We are confident that she will make meaningful contributions to our Board of Directors and that Collegium will benefit from her insights as we continue our commitment to leadership in responsible pain management.”

“I am excited for the opportunity to join Collegium’s Board during this important time in the Company’s evolution, and I look forward to working with the Board and the management team to make a positive difference in the lives of people suffering from pain,” said Dr. Balice-Gordon.

About Rita Balice-Gordon

Rita Balice-Gordon, Ph.D., has served as the Chief Scientific Officer of Muna Therapeutics, a newly formed biotech company focused on developing novel therapeutics for patients with neurodegenerative diseases, since May 2020, and is an entrepreneur-in-residence at Novo Seeds since August 2020. Previously, Dr. Balice-Gordon served in scientific roles of increasing responsibility at Sanofi, Inc., most recently as Global Head of Rare and Neurological Diseases. Prior to joining Sanofi, Dr. Balice-Gordon led the psychiatry and pain drug discovery portfolios as Vice President in the Neuroscience and Pain Research Unit at Pfizer, Inc. Earlier in her career, Dr. Balice-Gordon was Professor of Neuroscience and Chair of the Neuroscience Graduate Group at the University of Pennsylvania Perelman School of Medicine, where she currently holds an appointment as Adjunct Professor in the Department of Neuroscience.

Dr. Balice-Gordon has authored more than 100 scientific papers, received numerous accolades for her work in the field of neuroscience and has chaired or served on many NIH, national and international committees. She received her B.A. degree in Biological Sciences from Northwestern University and her Ph.D. in Neurobiology from the University of Texas at Austin.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company committed to being the leader in responsible pain management. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the company’s website at www.collegiumpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the impact of the COVID-19 pandemic on our ability to conduct our business, reach our customers, and supply the market with our products. This and other risks are described under the heading "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Alex Dasalla

adasalla@collegiumpharma.com

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